Exhibit 99.1

Paul Milbury Joins Infinera Board of Directors

Sunnyvale, CA – July 19, 2010 – Infinera (Nasdaq: INFN) announced today that Paul J. Milbury has joined the Infinera board of directors. Mr. Milbury brings deep experience of building successful companies and creating shareholder value to the Infinera board of directors.

Paul Milbury served as vice president of operations and chief financial officer of Starent Networks from 2007 until its acquisition by Cisco Systems in 2009. Prior to joining Starent, Mr. Milbury served as vice president and chief financial officer of Avid Technology, Inc., a pioneer and leader in digital media creation, management, and distribution systems. Prior to that, Mr. Milbury served as Chief Financial Officer of iBelong.com, a developer of customized Internet portals. Earlier, Mr. Milbury spent 19 years at Digital Equipment Corporation.

“We are pleased to welcome Paul to our board,” said Infinera CEO Tom Fallon. “His experience building and managing growing companies brings a valuable perspective to Infinera.”

For media and analysts:

Media: Jeff Ferry Tel. (408) 572-5213 jferry@infinera.com	Investors: Bob Blair Tel. (408) 716-4879 bblair@infinera.com

About Infinera

Infinera provides Digital Optical Networking systems to telecommunications carriers worldwide. Infinera’s systems are unique in their use of a breakthrough semiconductor technology: the photonic integrated circuit (PIC). Infinera’s systems and PIC technology are designed to provide customers with simpler and more flexible engineering and operations, faster time-to-service, and the ability to rapidly deliver differentiated services without reengineering their optical infrastructure. For more information, please visit http://www.infinera.com/.

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Infinera as of the date hereof; and actual results could differ materially from those stated or implied, due to risks and uncertainties. Forward-looking statements include statements regarding Infinera’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements can be identified by forward-looking words such as “anticipated,” “believed,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include aggressive business tactics by our competitors, our dependence on a single product, our ability to protect our intellectual property, claims by others that we infringe their intellectual property, and our ability to respond to rapid technological changes, and other risks that may impact any of the group’s business are set forth in their annual reports on Form 10-K filed with the SEC on March 1, 2010, as well as subsequent reports filed with or furnished to the Securities and Exchange Commission. These statements are based on information available to us as of the date hereof and we disclaim any obligation to update the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise.

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